EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

VolitionRx Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title	Rule	Registered(1)	Unit(2)	Price	Fee Rate	Fee
Securities to Be Registered
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	17,968,090	$0.25	$4,492,023	0.0001381	$620.35
		Total Offering Amounts				$4,492,023		$620.35
		Total Fees Previously Paid						-
		Total Fee Offsets						-
		Net Fee Due						$620.35

(1)

Represents the shares of common stock, $0.001 par value per share of VolitionRx Limited (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached or any post-effective amendment to the registration statement of which this prospectus is a part. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $0.25 per share, the average of the high ($0.2575) and low ($0.24) prices of the Common Stock, as reported on NYSE American on February 6, 2026, a date within five business days prior to the filing of this Registration Statement.